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                                                                   EXHIBIT 10.19

                                SECOND AMENDMENT
                                       TO
                                 LOAN AGREEMENT

         This Second Amendment to Loan Agreement is entered into as of February 12, 2004 (the "Amendment"), by and among COMERICA BANK, successor by merger to COMERICA BANK - CALIFORNIA ("Bank") and SAFEGUARD DELAWARE, INC. ("Safeguard Delaware") and SAFEGUARD SCIENTIFICS (DELAWARE), INC. ("Safeguard Scientifics"; Safeguard Scientifics and Safeguard Delaware are sometimes referred to, individually, as a "Borrower" and collectively, the "Borrowers").

                                    RECITALS

         Borrowers and Bank are parties to that certain Loan Agreement dated as of May 10, 2002, as amended, including without limitation by that certain First Amendment to Loan Agreement dated as of May 9, 2003 (as so amended, the "Agreement"). The parties desire to further amend the Agreement in accordance with the terms of this Amendment.

         NOW, THEREFORE, the parties agree as follows:

         1. The following new defined term is hereby added to Section 1.1 of the Agreement to read as follows:

                           "Debentures" means those certain Convertible Senior Debentures issued by Guarantor pursuant to the Offering Memorandum dated February 11, 2004, in substantially the form provided to Bank on February 10, 2004, up to an aggregate principal amount of $200,000,000.

         2. Section 5.8 of the Agreement is hereby amended in its entirety to read as follows:

                  5.8 Depository Balances. At all times during the term of this Agreement, Borrowers, collectively, shall maintain in unrestricted deposit accounts maintained by Bank, or in certificates of deposit issued by Bank, a balance of cash and Cash Equivalents that is at least two (2.0) times the outstanding balance of the Credit Extensions. Borrowers shall maintain their principal depository accounts with Bank. Borrower authorizes Bank to decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank if and to the extent that, after giving effect to the payment of any such item or transfer of such funds, Borrower would not be in compliance with this Section.

         3. A new Section 5.9 is hereby added to the Agreement to read in its entirety as follows:

                  5.9 Notification. Borrowers shall immediately notify Bank of any default or failure by Guarantor to perform any material obligation under the Debentures.

         4. Section 7.7 of the Agreement is hereby amended in its entirety to read as follows:

                  7.7 Other Agreements. If there is (i) a default or failure by a Borrower to perform any obligation in any agreement to which a Borrower (after the expiration of any grace or cure period applicable thereto) is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Million Dollars ($2,000,000) or that is reasonably likely to have a

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         Material Adverse Effect or (ii) an Event of Default or an "event of default" or a "designated event" occurs under the Debentures;

         5. The following clause is hereby added to the end of Section 7.8 of the Agreement to read as follows: "provided that Guarantor may use the proceeds of the Debentures to repay pre-existing debt obligations as set forth in the Offering Memorandum dated February 11, 2004 relating to in the Debenture, whether through repurchase, retirement, or one or more privately negotiated transactions."

         6. A new Section 8.6 is hereby added to the Agreement to read as follows:

                  8.6      Deposit Accounts.

                           (a) Borrowers hereby grant to Bank a security interest in all deposit accounts, money market accounts, certificates of deposit, and any other accounts held by a Borrower or Borrowers at Bank, together with all property now or in the future held therein and all substitutions thereof, all interest paid thereon, and all other cash and noncash proceeds of the foregoing (collectively, the "Collateral"), as security for the prompt performance of the Obligations. Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to apply the Collateral against the Obligations

                           (b) If an Event of Default has occurred which is continuing, (i) Borrower shall have no further right to request Credit Extensions and (ii) Borrower authorizes Bank to hold balances maintained by a Borrower or Borrowers in accounts (including without limitation money market accounts and deposit accounts) and certificates of deposit at Bank up to the aggregate outstanding balance of the Credit Extensions in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as any Obligations are outstanding.

         7. Bank hereby consents to the issuance by Guarantor of the Debentures.

         8. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Each Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

         9. Each Borrower represents and warrants that the Representations and Warranties contained in the Agreement (other than those that relate to a specific date, which representations and warranties are true and correct as of such date) are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

         10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

         11. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

                  (a)      this Amendment, duly executed by Borrowers;

                  (b) a nonrefundable amendment fee equal to $15,000 plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

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                  (c)      such other documents, and completion of such other
matters, as Bank may reasonably deem necessary or appropriate.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

                         SAFEGUARD DELAWARE, INC.

                         By: CHRISTOPHER J. DAVIS
                             --------------------

                         Title: Managing Director & Chief Financial Officer

                         SAFEGUARD SCIENTIFICS
                         (DELAWARE), INC.

                         By: CHRISTOPHER J. DAVIS
                             --------------------

                         Title: Managing Director & Chief Financial Officer

                         COMERICA BANK

                         By: STACEY ARRIGO KELLY
                             -------------------

                         Title: Vice President

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